Exhibit 10.2

TAX SHARING AGREEMENT

TAX SHARING AGREEMENT entered into as of July 18, 1991, among AMBAC Inc. (“AMBAC”), AMBAC Indemnity Corporation (“AIC”), American Municipal Bond Holding Company (“AMBH”) and HCIA (AIC, AMBH and HCIA, individually, a “Subsidiary” and, collectively, the “Subsidiaries”).

WITNESSETH:

WHEREAS, AMBAC and each of the Subsidiaries are includible corporations in an affiliated group of corporations of which AMBAC is the common parent, all within the meaning of Section 1504 of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, AMBH is currently a wholly owned subsidiary of AIC; and

WHEREAS, AMBAC intends to file consolidated Federal income tax returns on behalf of itself and the other Members of the Group (hereinafter defined), including the Subsidiaries; and

WHEREAS, AMBAC and the Subsidiaries wish to agree upon an equitable method to allocate and settle among them the consolidated Federal income tax liability of the Group, and to reimburse the Parent (as hereinafter defined) for payment of such tax liability;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(a) “Parent” shall mean AMBAC or any successor common-parent corporation of the Group;

(b) “Group” shall mean Parent, the Subsidiaries and all corporations (whether now existing or hereafter formed or acquired) which are includible in an affiliated group, as defined in Section 1504(a) of the Code.

(c) “Member” shall mean each corporation (whether now existing or hereafter formed or acquired), including Parent and each of the Subsidiaries, that is entitled or required to join with Parent in filing a consolidated Federal income tax return.

(d) “Taxable Period” shall mean any taxable year ending after the date hereof with respect to which a consolidated Federal income tax return is filed on behalf of the Group.

(e) “Subsidiary Separate Tax” for a Taxable Period shall mean, with respect to each Subsidiary, the Federal income tax liability that each Subsidiary would have for such Taxable Period (including interest and penalties related to items attributable to each Subsidiary) determined as if such Subsidiary had filed its own Federal income tax return for such Taxable Period (or portion thereof) and all prior periods beginning on or after the Effective Time. Such Federal income tax liability for such Taxable Period (or portion thereof) shall be computed by employing the methods and principles of accounting, elections and conventions (the “Methods”) actually used in the determination of the Federal income tax liability of the Group.

(f) “Estimated Tax Payments” shall mean for a Taxable Period the aggregate payments for such Taxable Period provided in paragraph 4 hereof (excluding such payments, if any, made prior to the Effective Time).

(g) “Effective Time” shall mean the date on which Parent ceases to be a member of the affiliated group of which Citicorp is the common parent.

2. Payments. For each Taxable Period, each Subsidiary’s portion of the Federal income tax liability of the Group shall be the Subsidiary’s Separate Tax. Each Subsidiary shall make payment thereof to Parent as provided in paragraph 3(a).

3. Time and Form of Payment.

(a) Payments by the Subsidiaries. Payments by the Subsidiaries pursuant to paragraph 2 hereof shall be made no later than the due date of the Group’s consolidated Federal income tax return for the Taxable Period in question, not including extensions. Parent shall give each Subsidiary at least three (3) business days’ advance notice in writing of any payment to be paid by such Subsidiary to Parent pursuant to this paragraph 3(a) or paragraph 2, 4 or 5 hereof.

(b) Payments by Parent. To the extent that payments made by any Subsidiary pursuant to paragraph 3(a) and paragraph 4 exceed the Subsidiary Separate Tax liability of such Subsidiary for a Taxable Period, Parent shall, no later than thirty days after the filing of the Group’s consolidated federal income tax return for such Taxable Period, refund such excess to such Subsidiary. In the event that any Subsidiary is entitled to reduce such Subsidiary’s Subsidiary Separate Tax for a prior Taxable Period begun on or after the Effective Time as the result of a net operating loss or other tax benefit of such Subsidiary generated in a later Taxable Period, Parent shall, no later than thirty days after the filing of the Group’s consolidated Federal income tax return for such later Taxable Period, pay to such Subsidiary the amount of actual permanent tax savings fairly attributable to the use by the Group of such net operating loss or other tax benefit.

4. Estimated Tax Payments. No later than two business days prior to the dates specified for payment of estimated tax in Section 6655 of the Code, each Subsidiary will pay to Parent an amount equal to the estimated Subsidiary Separate Tax liability of such Subsidiary.

5. Redeterminations of Tax Liability. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Group for any Taxable Period as a result of an examination by the Internal Revenue Service (the “IRS”), any final action by the IRS on an amended return or a claim for refund, the execution of a closing agreement with the IRS or a judicial decision which has become final (a “Final Determination”), the Subsidiary Separate Tax with respect to each Subsidiary shall be recomputed for such Taxable Period (insofar as possible on the basis described in paragraph l(e)) to take into account such redetermination (including any penalties or additions to tax) in a manner consistent with such revised treatment, and the payments pursuant to paragraphs 2 and 3 hereof shall be appropriately adjusted. Any additional payment between Parent and any of the Subsidiaries required by such adjustment shall be paid within seven (7) days of the date of a Final Determination with respect to such redetermination, or as soon as such adjustment can practicably be calculated, if later. Such payment shall be made together with interest for the period from the due date for tax returns for the Taxable Period for which tax liability was recomputed to the date of payment at the rate provided for underpayments in Section 6621(a) of the Code in the case of payments from any Subsidiary to the Parent and at the rate provided for overpayments in Section 6621(a) of the Code in the case of payments to any Subsidiary by the Parent.

6. Filing of Returns, Payment of Tax, Etc.

(a) Holdings as Agent. Each Subsidiary hereby appoints Parent as its agent, as long as such Subsidiary is a Member of the Group, for purposes of filing such consolidated federal income tax returns, making any election, application or taking any action in connection therewith on behalf of the Members of the Group. Each Subsidiary hereby consents to the filing of such returns and the making of such elections and applications.

(b) Cooperation. Each of the Subsidiaries shall cooperate with Parent in the filing of any consolidated Federal income tax returns for the Group by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Each Member of the Group will provide Parent with such information concerning such returns and the application of this Agreement as Parent may reasonably request.

(c) Payment of Tax. For every Taxable Period, Parent will pay or discharge, or cause to be paid or discharged, the consolidated Federal income tax liability, including payments of estimated tax, of the Group.

(d) Tax and Loss Bonds. To the extent that the purchase of tax and loss bonds is allowable under the Code and is to the advantage of AIC and the Group, such purchase will be made.

7. State and Local Taxes. In the event that any of the Subsidiaries and the Parent is required to file, or elects to file, any combined or consolidated (or similar) state or local income or franchise tax returns or is treated as a member of a unitary group with any Member of the Group, then Parent and any Members of the Group that are required to be included in such returns, or that are requested to be included in such returns by Parent, shall join in the filing thereof, and Parent’s obligations to make payments to taxing authorities and the Member’s rights to payments from each other shall be determined in a manner as similar as possible to that provided herein for Federal income tax purposes.

8. Resolution of Disputes. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by an independent accounting firm of national reputation agreed to by the parties, whose judgment shall be conclusive and binding upon the parties.

9. Adjudications. In any audit, conference or other proceeding with the IRS, or in any judicial proceedings concerning the determination of the Federal income tax liabilities of the Group or any of its members for any Taxable Period or portion thereof during which each Subsidiary is a member of the Group, the Group and each of its members shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to any such proceeding shall be in the sole discretion of Parent, and each Subsidiary appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

10. Binding Effect; Successors. This Agreement shall be binding upon each Member of the Group, whether or not such Member was a Member upon the execution of this Agreement, and each Member consents to the terms hereof and guarantees the performance of the agreements contained herein. Parent shall cause each future Member of such Group to assent to the terms of this Agreement promptly after becoming a Member of such Group. Each Member hereby assents to each new Member becoming a party to this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto.

11. Equitable Interpretation. This Agreement is intended to allocate the federal income tax liabilities and benefits of the Group in an equitable manner, and any situation or circumstance concerning such allocation which is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of allocation of this Agreement.

12. Costs and Expenses. Any and all costs and expenses incurred in connection with (i) the preparation of a consolidated or combined (or similar) Federal, state or local income or franchise tax return which includes the income, gain, loss, deductions or credits of members of the Group, (ii) the application of the provisions of this Agreement to the parties hereto or third parties, or (iii) any audit, conference or other proceeding involving the IRS or any other taxing authority to the extent that it relates to any item of income, gain, loss, deduction or credit of any Member of the Group (other than costs and expenses resulting from Parent’s failure to file a timely income tax return (including an estimated return) or to pay with such return the tax shown on such return or, if no such return was filed, the tax required to be shown on such return) shall be allocated between the Parent and each Subsidiary in a reasonable manner as determined by the Parent.

13. Effect of Agreement. This Agreement shall determine the liability of Parent and each Subsidiary to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or the Treasury Regulations promulgated thereunder, financial reporting or any other matters.

14. Code References. Except as otherwise specifically provided herein, any references to the sections of the Code shall be deemed to refer to any successor provisions and shall refer to such sections or provisions as in effect from time to time.

15. Effectiveness; Termination.

(a) This Agreement shall become effective at the Effective Time.

(b) This Agreement shall be terminated on the happening of any of the following events:

(i)	If the parties agree, in writing, to terminate this Agreement; or

(ii)	If the Group fails to file a consolidated Federal income tax return for any taxable year; or

(iii)	With respect to any Member, if such Member ceases to be a member of the Group for any reason.

Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any portion of the taxable period in which termination occurs which is required to be included in the consolidated Federal income tax return of the Group, will remain in effect with regard to amounts outstanding under this Agreement prior to its termination, and will remain in effect with respect to the matters dealt with in paragraphs 5, 6, 8 and 9 hereof.

16. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be deemed to have been given when deposited in the United States mail, postage prepaid, addressed as follows:

If to Parent:

AMBAC Inc. One State Street Plaza New York, New York 10004

If to AIC:

AMBAC Indemnity Corporation One State Street Plaza New York, New York 10004

If to AMBH:

American Municipal Bond Holding Company One State Street Plaza New York, New York 10004

If to HCIA:

Health Care Investment Analysts, Inc. 207 East Redwood Street Suite 400 Baltimore, Maryland 21202

or to such other address as a party shall furnish in writing to the other party.

17. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMBAC Inc.

By:	[ILLEGIBLE]
Title:	Treasurer

AMBAC Indemnity Corporation

By:	[ILLEGIBLE]
Title:	Senior Vice-President

American Municipal Bond Holding Company

By:	[ILLEGIBLE]
Title:	Vice-President

Health Care Investment Analysts, Inc.

By:	[ILLEGIBLE]
Title:	Vice-President

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMBAC Inc.

By:
Title:

AMBAC Indemnity Corporation

By:
Title:

American Municipal Bond Holding Company

By:
Title:

Health Care investment Analysts, Inc

By:
Title:

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